Exhibit 99.1

IMMEDIATE RELEASE	Contact:	Dennis G. Moore
FOR:		Senior Vice President
Chief Financial Officer
(856) 532-6603

6000 Central Highway

Pennsauken, NJ 08109

J & J SNACK FOODS

REPORTS SECOND QUARTER SALES

AND EARNINGS

Pennsauken, NJ, April 26, 2016 - - J & J Snack Foods Corp. (NASDAQ-JJSF) today announced sales and earnings for the second quarter ended March 26, 2016.

Sales increased 2% to $229.7 million from $225.0 million in last year’s second quarter. Net earnings increased 6% to $15.6 million in the current quarter from $14.6 million last year. Earnings per diluted share increased 6% to $.83 for the second quarter from $.78 last year. Operating income increased 7% to $23.3 million in the current quarter from $21.8 million in the year ago quarter.

For the six months ended March 26, 2016, sales increased 3% to $452.6 million from $437.8 million in last year’s first half.  Net earnings increased 10% to $28.6 million in the six months from $25.9 million last year. Earnings per diluted share increased 10% to $1.52 from $1.38 last year. Operating income increased 8% to $41.6 million this year from $38.4 million last year.

Gerald B. Shreiber, J & J’s President and Chief Executive Officer, commented, “Although our overall sales increase was modest, we are encouraged that we were able to improve our earnings during this quarter.”

J&J Snack Foods Corp. is a leader and innovator in the snack food industry, providing nutritional and affordable branded niche snack foods and beverages to foodservice and retail supermarket outlets.  Manufactured and distributed nationwide, our principal products include SUPERPRETZEL, BAVARIAN BAKERY and other soft pretzels, ICEE and SLUSH PUPPIE frozen beverages, LUIGI’S, PHILLY SWIRL, MINUTE MAID* frozen juice bars and ices, WHOLE FRUIT sorbet and frozen fruit bars, MARY B’S biscuits and dumplings, DADDY RAY’S fig and fruit bars, CALIFORNIA CHURROS and TIO PEPE’S churros, PATIO Burritos and other handheld sandwiches, THE FUNNEL CAKE FACTORY funnel cakes, and several cookie brands within COUNTRY HOME BAKERS.  For more information, please visit us at www.jjsnack.com.

*MINUTE MAID is a registered trademark of The Coca-Cola Company

- more-

	J & J SNACK FOODS CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited) (in thousands, except per share amounts)

	Three months ended		Six months ended
	March 26,	March 28,	March 26,	March 28,
	2016	2015	2016	2015

Net Sales	$229,710	$225,008	$452,560	$437,760

Cost of goods sold	160,961	158,058	319,976	309,709
Gross Profit	68,749	66,950	132,584	128,051

Operating expenses
Marketing	20,364	19,986	39,993	39,473
Distribution	17,522	17,633	35,778	35,154
Administrative	7,637	7,462	15,327	14,987
Other general expense	(53)	64	(153)	22
Total Operating Expenses	45,470	45,145	90,945	89,636

Operating Income	23,279	21,805	41,639	38,415

Other income (expense)
Investment income	977	1,278	2,137	2,632
Interest expense & other	(31)	(30)	(63)	(54)

Earnings before income taxes	24,225	23,053	43,713	40,993

Income taxes	8,637	8,416	15,147	15,100

NET EARNINGS	$15,588	$14,637	$28,566	$25,893

Earnings per diluted share	$0.83	$0.78	$1.52	$1.38

Weighted average number of diluted shares	18,752	18,821	18,796	18,811

Earnings per basic share	$0.84	$0.78	$1.53	$1.39

Weighted average number of basic shares	18,637	18,689	18,662	18,679

J & J SNACK FOODS CORP. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (in thousands, except share amounts)

	March 26,	September 26,
	2016	2015
	(unaudited)

Cash and cash equivalents	$89,337	$133,689
Other current assets	214,491	195,129
Property, plant and equipment, net	178,719	172,054
Goodwill	86,442	86,442
Other intangible assets, net	43,162	45,819
Marketable securities held to maturity	96,649	66,660
Marketable securities available for sale	33,586	39,638
Other	2,721	3,504
Total	$745,107	$742,935

Current Liabilities	$95,729	$97,116
Long-term obligations under capital leases	1,418	1,196
Deferred income taxes	43,672	43,789
Other long-term liabilities	848	915
Stockholders' Equity	603,440	599,919
Total	$745,107	$742,935

The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.

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